Exhibit 10.3

DIRECTOR RESTRICTED STOCK UNIT AWARD CERTIFICATE

Non-transferable

GRANT TO

(the “Participant”)

by ScanSource, Inc. (the “Company”) of

the right to acquire                          shares of its common stock, no par value (the “Shares”)

pursuant to and subject to the provisions of the ScanSource, Inc. 2013 Long-Term Incentive Plan, as it may be amended and/or restated (the “Plan”), and to the terms and conditions set forth in this Award Certificate (the “Award Certificate”). This Award Certificate describes the terms and conditions of the Restricted Stock Unit Award (the “Award”) granted herein and constitutes an agreement between the Participant and the Company.

Unless vesting is accelerated in accordance with the Plan or the Award Certificate, the vesting restrictions imposed under Section 2 of the Award Certificate will expire with respect to the Award and the Shares subject to the Award on the six (6)-month anniversary of the Grant Date (as defined below), provided that the Participant has been continuously serving as a Director of the Company from the Grant Date until the vesting date.

IN WITNESS WHEREOF, ScanSource, Inc., acting by and through its duly authorized officers, has caused this Award Certificate to be executed as of the Grant Date.

SCANSOURCE, INC.

By:
Its:	Authorized Officer

Grant Date: (the “Grant Date”):

Director RSU Agreement (Service-Based) (2013 Plan)

AWARD CERTIFICATE TERMS AND CONDITIONS

1.    Grant of Award. ScanSource, Inc. (the “Company”) hereby grants to the Participant named on Page 1 hereof (the “Participant”), subject to the restrictions and the other terms and conditions set forth in the ScanSource, Inc. 2013 Long-Term Incentive Plan, as it may be amended and/or restated (the “Plan”), and in this Award Certificate, a Restricted Stock Unit Award (the “Award”) for the number of Shares indicated on Page 1 hereof of the Company’s common stock. For the purposes herein, the Shares subject to the Award are units that will be reflected in a book account maintained by the Company and that will be settled in Shares of Stock if and only to the extent permitted under the Plan and this Award Certificate. Prior to issuance of any Shares upon vesting of the Award, the Award shall represent an unsecured obligation of the Company, payable (if at all) only from the Company’s general assets. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

2.    Restrictions; Forfeiture. The Award and the underlying Shares are subject to the following restrictions. No right or interest of the Participant in the Award, to the extent restricted, may be pledged, encumbered or hypothecated to or in favor of any party other than the Company or an Affiliate or shall be subject to any lien, obligation or liability of the Participant to any other party other than the Company or an Affiliate. Except as otherwise provided in the Plan, the Award shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of intestate succession. Prior to vesting, the Shares subject to the Award may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered. Except as may be otherwise provided in the Plan or this Award Certificate, if the Participant’s service with the Company terminates for any reason other than as set forth in paragraphs (b) or (c) of Section 3 hereof, and unless the Board determines otherwise, then the Participant shall forfeit all of the Participant’s right, title and interest in and to the Award and the Shares to the extent the Award (and corresponding Shares) were not vested as of the date the Participant’s Continuous Status as a Participant terminates. The restrictions imposed under this section shall apply to all Shares or other securities issued with respect to Shares hereunder in connection with any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the Stock of the Company.

3.    Expiration and Termination of Restrictions. The restrictions imposed under Section 2 will expire on the earliest to occur of the following (the period prior to such expiration being referred to herein as the “Restricted Period”):

(a)    As to all of the Shares, on the six (6)-month anniversary of the Grant Date, as specified on page 1 hereof, provided the Participant is still in service as a Director of the Company on the vesting date and has been in service since the Grant Date; or

(b)    As to all of the Shares, upon the termination of the Participant’s service as a Director due to a separation from service (as defined under Code Section 409A) due to death, Disability or Retirement; or

(c)    As to all of the Shares, in the event of a Change in Control (unless required otherwise by Section 409A of the Code).

(d)    For clarification, for the purposes of this Section 3, “Disability” shall have the meaning given such term in the Plan, except that the phrase “12 months” shall be replaced by the phrase “six months”, and the Participant’s separation from service will be deemed to be due to Retirement if and only if the Committee, in its sole and absolute discretion, determines, at the time of the Participant’s separation from service, that the Participant terminated service as a Director of the Company due to Retirement (and the Committee will not be required to deem the Participant’s separation from service as due to Retirement even if similarly-situated Directors previously were deemed to have terminated service as a Director of the Company due to Retirement).

Director RSU Agreement (Service-Based) (2013 Plan)

4.    Settlement of Award; Delivery of Shares. No certificate or certificates for the Shares shall be issued at the time of grant of the Award. Except as otherwise set forth herein, a certificate or certificates for the Shares underlying the Award (or, in the case of uncertificated Shares, other written evidence of ownership in accordance with applicable laws) shall be issued in the name of the Participant (or his beneficiary) only in the event, and to the extent, that the Award has vested. Notwithstanding the foregoing, the following provisions shall apply: (a) except as provided under Section 4(b) herein or to the extent otherwise required or permitted under Code Section 409A, any Shares or other benefits payable pursuant to the Award shall, upon vesting of the Award, be distributed to the Participant (or his beneficiary) within sixty (60) days after the vesting of the Award (provided that if such sixty (60)-day period begins in one calendar year and ends in another, the Participant (or his beneficiaries) shall not have the right to designate the calendar year of payment); and (b) in the event that the Participant is subject to taxation under Code Section 409A and the Restriction Period ends (and the Award vests) due to a separation from service (as defined under Code Section 409A) and the Participant is a “specified employee” (as defined under Code Section 409A), then such distribution shall be subject to delay as provided in Section 18.22 of the Plan (or any successor provision thereto).

5.    Voting and Dividend Rights. Except as expressly set forth herein, the Participant shall not be deemed to be the holder of any Shares subject to the Award and shall not have any dividend rights, voting rights or other rights as a shareholder unless and until (and only to the extent that) the Award has vested and certificates for such Shares have been issued to him (or, in the case of uncertificated Shares, other written evidence of ownership in accordance with applicable laws shall have been provided). Notwithstanding the foregoing, the Participant shall have all dividend rights as a shareholder of the Shares subject to the Award as if the Participant was the holder of the Shares subject to the Award, prior to vesting of the Award, unless and until the Award is forfeited. Consequently, the Participant will be entitled to receive any dividends that would otherwise be payable on the Shares subject to the Award as if they were outstanding, provided the Participant has not forfeited the Award as of the record date of such dividends, and the Participant shall have the right to receive any such dividends no later than sixty (60) days after such record date. This dividend right will be treated as a separate award for purposes of Code Section 409A.

6.    No Right of Continued Service or to Future Awards. Nothing in this Award Certificate shall interfere with or limit in any way the right of the Company or its shareholders to terminate the Participant’s service at any time, nor confer upon the Participant any right to continue in the service of the Company or any Affiliate. The grant of the Award does not create any obligation to grant further awards.

7.    Tax Matters. The Participant acknowledges that the Company has made no warranties or representations to the Participant with respect to the legal, tax or investment consequences (including but not limited to income tax consequences) related to the grant of the Award or receipt or disposition of the Shares (or any other benefit), and the Participant is in no manner relying on the Company or its representatives for legal, tax or investment advice related to the Award or the Shares. The Participant acknowledges that there may be adverse tax consequences upon the grant of the Award and/or the acquisition or disposition of the Shares (or other benefit) subject to the Award and that the Participant has been advised that he should consult with his or her own attorney, accountant and/or tax advisor regarding the transactions contemplated by the Award and this Award Certificate. The Participant also acknowledges that the Company has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for the Participant.

Director RSU Agreement (Service-Based) (2013 Plan)

8.    Plan Controls; Entire Agreement; Amendment. The terms contained in the Plan are incorporated into and made a part of this Award Certificate and this Award Certificate shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Award Certificate, the provisions of the Plan shall be controlling and determinative (unless the Committee determines otherwise).    This Award Certificate sets forth all of the promises, agreements, understandings, warranties and representations between the parties with respect to the Award. This Award Certificate may be amended as provided in the Plan.

9.    Successors. This Award Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Award Certificate and the Plan.

10.    Severability. If any one or more of the provisions contained in this Award Certificate is held to be invalid, illegal or unenforceable, the other provisions of this Award Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

11.    Notice. Notices and communications under this Award Certificate must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to ScanSource, Inc., 6 Logue Court, Greenville, SC 29615, Attn: Secretary, or any other address designated by the Company in a written notice to the Participant. Notices to the Participant will be directed to the address of the Participant then currently on file with the Company, or at any other address given by the Participant in a written notice to the Company.

12.    Beneficiary Designation. The Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant hereunder and to receive any distribution with respect to the Award upon the Participant’s death. A beneficiary, legal guardian, legal representative or other person claiming any rights hereunder is subject to all terms and conditions of this Award Certificate and the Plan and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Participant, the Participant’s rights with respect to the Award may be exercised by the legal representative of the Participant’s estate, and payment shall be made to the Participant’s estate. Subject to the foregoing, a beneficiary designation may be changed or revoked by the Participant at any time provided the change or revocation is filed with the Company.

13.    Compliance with Recoupment, Ownership and Other Policies or Agreements. As a condition to receiving the Award, the Participant agrees that he or she shall abide by all provisions of any equity retention policy, compensation recovery policy, stock ownership guidelines and/or other similar policies maintained by the Company, each as in effect from time to time and to the extent applicable to Participant from time to time. In addition, the Participant shall be subject to such compensation recovery, recoupment, forfeiture, or other similar provisions as may apply at any time to the Participant under Applicable Law.

14.    Deferral Rights. Notwithstanding any other provision of this Award Certificate, the Participant may elect to defer the receipt of any Shares that would otherwise be payable upon vesting of the Award. Any such deferral shall be subject to such terms and conditions as may be established pursuant to the plan under which such Shares will be deferred and to the extent permitted by Code Section 409A.

Director RSU Agreement (Service-Based) (2013 Plan)

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